Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Thomas Group, Inc. Receives NASDAQ Notice of Non-compliance

Intends to Request Hearing

Irving, Texas  – March 22, 2010  –  Thomas Group, Inc. (NasdaqCM:  TGIS), an operations and process improvement firm, today announced that, on March 16, 2010, the Company was notified by the NASDAQ Staff that it does not comply with the minimum $1.00 bid price requirement set forth in Listing Rule 5550(a)(2) (the “Rule”).  As a result, the Company’s common stock is subject to delisting from The NASDAQ Stock Market unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

Thomas Group intends to timely request a hearing before a Panel, which will automatically stay the delisting of the Company’s common stock pending the issuance of the Panel’s decision after a hearing.  Under NASDAQ’s Listing Rules, the Panel may, in its discretion, determine to continue the Company’s listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the Staff’s notification or through September 13, 2010.  However, there can be no assurances that the Panel will do so.

About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended September 30, 2009. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contact

Frank Tilley

Interim Chief Financial Officer and Vice President

Thomas Group, Inc.

972.869.3400

ftilley@thomasgroup.com

http://www.thomasgroup.com